Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-139733, 333-156067, 333-183921, 333-183922, 333-188258, and 333-189158 of BNC Bancorp on Form S-8 and Registration Nos. 333-168913, 333-169567, 333-182848, and 333-198370 of BNC Bancorp on Form S-3 of our report dated February 27, 2015, relating to our audits of the consolidated financial statements of Valley Financial Corporation and subsidiaries at December 31, 2014 and 2013, and for each of the years then ended, which appear in the Annual Report on Form 10-K of Valley Financial Corporation for the year ended December 31, 2014.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ Elliott Davis Decosimo, LLC

Richmond, Virginia

November 13, 2015